PROXY STATEMENT


        This Proxy Statement is furnished in connection with solicitation of the enclosed proxy by the Board of Directors of Bath National

        Corporation (the Company) in connection with the annual meeting of shareholders of the Company to be held on April 29,1998.

        The principal executive offices of the Company are located at 44

        Liberty Street, Bath, New York  14810.  The approximate date on which this proxy statement and the enclosed proxy are being sent to the shareholders is March 31, 1998.

        The close of business on March 31, 1998 has been fixed as the record date for determination of the shareholders entitled to notice of, and to vote at, the meeting.  On that date there will be outstanding

        1,339,913 shares of Common Stock, each of which is entitled to one vote on each matter at the meeting.

        The enclosed proxy, if properly completed, signed and returned prior to the meeting, will be voted at the meeting in accordance with the choices specified thereon and, if no choices are specified, it will be voted in favor of the proposals set forth in the notice attached hereto.  A shareholder giving a proxy has the right to revoke it at any time before it has been voted by (i) giving written notice to that effect to the Secretary of the Company, (ii) executing and delivering a proxy bearing a later date which is voted at the Annual

        Meeting, or (iii) attending and voting in person at the Annual

        Meeting.  Directors are elected by a plurality of the votes cast by shareholders entitled to vote in the election and the proposal to appoint independent auditors requires the affirmative vote of holders of a majority of shares entitled to vote. Abstentions and broker non-votes are counted for quorum purposes but are not counted for or against the election of directors.  An abstention on the proposal regarding appointment of auditors has the same legal effect as a vote

        "against" the proposal even though shareholder may interpret such action differently.

                                ELECTION OF DIRECTORS

        The Company's Board of Directors is divided into three classes, one of which is elected at each Annual Meeting for a term of three years and until their successors have been elected and qualified.  The terms of Laverne H. Billings, Theodore P. Capron, Constance Manikas,

        Douglas L. McCabe and Joseph F. Meade, Jr. expire this year and the

        Board of Directors has nominated each of them to serve as a director as follows:

                Laverne H. Billings                three years
                Theodore P. Capron                 three years
                Constance Manikas                  three years
                Douglas L. McCabe                  three years
                Joseph F. Meade, Jr.               three years

        The Board of Directors believes that they will be available and able to serve as directors, but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of

        Directors.

        The Board of Directors of the Company has no committees.  The Board of Directors of Bath National Bank (the Bank), comprising the same individuals as the board of the Company, has the following committees: an Asset/Liability Management Committee; an Audit

        Committee; a Building Committee; a Compliance Committee; an

        Electronic Data Processing (EDP) Steering Committee; an Investment

        Committee; a Long Range Planning Committee; a Pension Fund Review

        Committee; a Salary and Personnel Committee; and a Trust Committee.

        The members of the Asset/Liability Management Committee are: Laverne

        H. Billings, Herbert Fort, Edward C. Galpin, Douglas L. McCabe and

        Freeman H. Smith, III.  This committee is responsible for

        establishing goals with respect to (i) the so-called interest rate

        "gap" between earning assets and liabilities and (ii) liquidity, in each case of Bath National Bank ("Bank") and reviewing performance against those goals.  In 1997 this Committee held four meetings.

        The members of the Audit Committee are Theodore P. Capron, Lisle E.

        Hopkins, Lawrence C. Howell, Constance Manikas and Alan J. Wilcox.

        This Committee is responsible for evaluating internal and external audits, the independence of the Company's auditors, compliance with banking laws and regulations and accounting principles, internal controls and compliance with certain Bank policies.  The Committee is also responsible for recommendations to the Board of Directors in matters within its jurisdiction, including the Company's choice of external auditors for the Bank and the results of any audit.  In

        1997, this Committee held five meetings.

        The members of the Building Committee are Laverne H. Billings,

        Theodore P. Capron, Robert H. Cole, Joseph F. Meade, Jr., Freeman H.

        Smith, III and Alan J. Wilcox.  This Committee, which met once in

        1997, is responsible for the review of facilities and renovations.

        The members of the Compliance Committee are Laverne H. Billings,

        Herbert Fort, Edward C. Galpin, Lisle E. Hopkins and Douglas L.

        McCabe. This Committee, which held two meetings in 1997, is charged with the oversight of compliance by the Company and the Bank with applicable bank holding company and banking laws and regulations.

        The members of the EDP Steering Committee are Herbert Fort, Edward C.

        Galpin and Lawrence C. Howell.  This Committee, which held two meeting in 1997, reviews developments in bank electronic data processing, establishes guidelines for electronic data processing by the Bank and monitors implementation of the guidelines.

        The members of the Investment Committee are Laverne H. Billings,

        Herbert Fort, Edward C. Galpin and Alan J. Wilcox.  This Committee

        was established in September 1993 to provide additional oversight of the monitoring of the investment officer and to review broker-

        dealers, consultants and quality of the portfolio.  The Committee held four meetings in 1997.

        All of the directors serve on the Long Range Planning Committee.

        This Committee, which held three meetings in 1997, one of which was a day long retreat, is responsible for developing long range goals for the Bank.

        The members of the Pension Fund Review Committee are Theodore P.

        Capron, Herbert Fort, Edward C. Galpin, Douglas L. McCabe and Patrick

        Sullivan.  This Committee reviews the performance of the investment manager of the Company's defined contribution plan and the profit sharing/401(K) plan, and oversees certain aspects of the

        administration of the plans.  This Committee met twice in 1997.

        The members of the Salary and Personnel Committee are Robert H. Cole,

        Herbert Fort, Constance Manikas, Joseph F. Meade, Jr., Freeman H.

        Smith III, Patrick Sullivan and Alan J. Wilcox.  This Committee,

        which held two meeting in 1997, makes recommendations to the Board of

        Directors with respect to non-executive officer salaries.

        The members of the Trust Committee are Robert H. Cole, Douglas L.

        McCabe and Joseph F. Meade, Jr.  This Committee, which met four times in 1997, is responsible for oversight of the trust operations of the Bank.

        The Bank also has an Executive Loan Committee and a Loan Review

        Committee on which some directors sit with Bank officers.  These are not, however, committees of the Board of Directors.

        Directors of the Bank receive a monthly fee of $1,000.

        The Bank has a deferred trustee fee plan which provides that following ten year's continuous service on the Board of Directors,

        and after attaining the age of sixty-two, those directors serving on the Board on June 15, 1989 and who met such criteria after leaving the Board are entitled to receive $250.00 per month for a period of five years.  The estimated present value of the benefit obligation,

        which is included in other liabilities in the Company's 1997 consolidated balance sheet, was $154,300.

        The Board of Directors of the Company met five times and the Board of

        Directors of the Bank met fifteen times during 1997.  In 1997, all of the directors attended at least 75% of the total number of meetings of the Board of Directors of the Company.

        Certain information about the nominees and those directors whose terms of office will continue after the annual meeting is set forth below.

                                                    PRINCIPAL OCCUPATION
                                DIRECTOR   TERM     AND OTHER DIRECTORSHIPS
        NAME AND AGE            SINCE      EXPIRES  HELD IN PUBLIC COMPANIES

        Nominees:

        Laverne H. Billings     1990       1998     President
            (67)                                    R. C. Billings, Inc.

        Theodore P. Capron      1983       1998     Retired Bank President
            (75)

        Constance Manikas       1993       1998     President
            (57)                                    Pecon Company, Inc.

        Douglas L. McCabe       1993       1998     President
            (50)                                    Bath National Corporation
                                                    Bath National Bank

        Joseph F. Meade, Jr.    1983       1998     Chairman of the Board
            (76)                                    Mercury Aircraft, Inc.

        Other Directors:

        Robert H. Cole          1983       1999     Chairman of the Board
            (70)                                    Bath National Corporation
                                                    Bath National Bank
                                                    Partner-Cole, Latham and
                                                    Joint, P.C.

        Herbert Fort            1983       1999     Chairman Emeritus
            (73)                                    Retired Bank President
                                                    since December 31, 1989

        Patrick Sullivan        1989       1999     Retired Auto Dealer
            (67)

        Alan J. Wilcox          1994       1999     President
            (43)                                    A. H. Wilcox & Sons, Inc.

        Edward C. Galpin        1983       2000     Vice President/Treasurer
            (51)                                    Bath National Corporation
                                                    Executive Vice President
                                                    Bath National Bank

        Lisle E. Hopkins        1983       2000     Retired Dairy Farmer
            (82)

        Lawrence C. Howell      1990       2000     Retired Dairy Farmer
            (60)

        Freeman H. Smith, III   1992       2000     Director State
            (54)                                    Government Relations
                                                    Corning, Inc.

        Messrs. McCabe and Galpin constitute executive officers of the company.  In addition, Messrs. McCabe and Galpin, along with

        Ellsworth W. Beckman, Jr., age 57, Senior Vice President of Bath

        National Bank since 1996 and R. Michael Briggs, Age 43, Senior Vice

        President of Bath National Bank since 1997 constitute the executive officers of the Bank.

                                   STOCK OWNERSHIP

        The Company does not know of any persons who are beneficial owners of more than 5% of its outstanding Common Stock.

        The following table sets forth information, as of March 1, 1998, with respect to the beneficial ownership of the Company's Common Stock by

        (a) each of the directors of the Company, (b) the Company's Chief

        Executive Officer and (c) all directors and executive officers of the

        Company.

                                              Number of Share      Percent
        Name                                  of Common Stock      of Class

        Laverne H. Billings                        7,911               .59
        Theodore P. Capron                         2,400               .18
        Robert H. Cole                            15,353              1.14
        Herbert Fort                                 842               .06
        Edward C. Galpin                           7,288               .54
        Lisle E. Hopkins                          10,569               .79
        Lawrence C. Howell                         2,955               .22
        Constance Manikas                          1,020               .07
        Douglas L. McCabe                          2,443               .18
        Joseph F. Meade, Jr.                      12,000               .90
        Freeman H. Smith, III                     12,000               .90
        Patrick Sullivan                          10,006               .75
        Alan J. Wilcox                               700               .05
                                                  85,487              6.37
        Executive Officers

        Ellsworth W. Beckman, Jr.                  2,400               .18
        R. Michael Briggs                          1,518               .11
                                                   3,918               .29
        ALL DIRECTORS AND EXECUTIVE
        OFFICERS AS A GROUP (15 PERSONS)          89,405              6.66%

        For purposes of the table above, under the rules of the Securities and Exchange Commission, an individual is considered to "beneficially own" any shares of common stock of the Company, (i) over which he or she exercises sole or shared voting or investment power, or (ii) of which he or she has the right to acquire beneficial ownership within sixty days.  As used herein, "voting power" is the power to dispose or direct the disposition of shares.  All persons shown in the table above have sole voting and investment power.

                          COMPENSATION OF EXECUTIVE OFFICERS

        REPORT OF BOARD OF DIRECTORS

        The Board of Directors of the Bank establishes the compensation for executive officers of the Bank.  Executive officers of the Company are not compensated as such.  The Board of Directors of the Company,

        which comprises the same persons as the Bank Board, reviews any such compensation.



        Principles of Executive Compensation

        The Bank's Executive Compensation Policy, which applies to the CEO and all other executive officers, is intended to align executive compensation with the long-term interests of Company shareholders.

        In applying this policy the Board of Directors (the "Board") has followed a program to:

                   Establish salary and annual bonus opportunities to attract, motivate and retain executive talent necessary for the long-term success of the Company.

                   Integrate cash and compensation so as to reward executives for performance that enhances the long-term value of the shareholder equity.

        Executive Compensation Program

        The total compensation program consists of cash based compensation.

        Cash compensation consists of a base salary, with an opportunity for an annual bonus for the CEO, Executive Vice President and Senior Vice

        President Branch Administration.

        The Bank participates in salary surveys both on a regional and national level to help ensure that the Bank's salary structure is competitive within the banking industry.  The Board determines salary ranges for key executives.  The Board evaluates at least annually the performance of executive officers and approves any adjustment in base compensation.  The following table shows the compensation of those executive officers of the Bank who received aggregate annual salary and bonus in excess of $100,000 in 1997.

                              SUMMARY COMPENSATION TABLE
        ---------------------------------------------------------------------
                                ANNUAL COMPENSATION
        ---------------------------------------------------------------------
        Name and
        Principal
        Position          Year  Salary     Bonus   All Other Compensation <F1>

        Robert H. Cole    1997  $160,000   $59,700        $21,355
        President         1996   160,000    57,500         20,422
                          1995   160,000    48,000         21,194

        Edward C. Galpin  1997  $100,000   $29,800        $29,471
        Executive Vice    1996   100,000    28,700         21,240
         President        1995   100,000    20,600         18,161

        Douglas McCabe    1997  $100,000   $29,800        $21,808
        Senior Vice       1996    90,000    28,700         20,077
        President         1995    90,000    20,600         14,011
        ---------------------------------------------------------------------



[FN]

       <F1> Represents the Bank's contribution to Mr. Cole's, Mr. Galpin's and Mr. McCabe's account in the Company's non-contributory profit sharing plan and defined contribution retirement plan.  There is a deferred compensation plan in effect which allows Mr. Galpin and Mr. McCabe the opportunity to defer a portion of the

            compensation otherwise due them.  Investment returns are

            calculated at the highest rate of return produced by any of the investment options available under the 401(K) retirement plan.

            Mr. Galpin deferred the bonus amount of his compensation and the bank credited investment interest of $7,400 to the deferred account in excess of the federal adjusted applicable rates.  The

            Bank has entered into a severance compensation agreement with

            Mr. Galpin and Mr. McCabe.

            In the case of Mr. Galpin, the agreement provides that upon terminating Mr. Galpin's employment, as a result of or following any change in control of the Bank, he is entitled as a severance fee an amount equal to 5 times the prior year's compensation

            (including bonuses and profit sharing plan contributions).

            If Mr. Galpin's employment had terminated at the end of 1997 under circumstances requiring payment under the agreement, he would have been entitled to receive a lump sum of $669,000.

            In the case of Mr. McCabe, the agreement provides that upon terminating Mr. McCabe's employment, as a result of or following any change in control of the Bank, he is entitled as a severance fee an amount equal to 5 times the prior year's compensation

            (including bonuses and profit sharing plan contributions).  If

            Mr. McCabe's employment had terminated at the end of 1997 under circumstances requiring payment under the agreement, he would have been entitled to receive a lump sum of $669,000.

        The following graph compares the yearly percentage change in the

        Company's cumulative total shareholder return on its common stock over the prior five years (assuming reinvestment of dividends at date of payment in common stock of the Company) with the cumulative total return of the Russell 2000 stock index and the cumulative total return of the NASDAQ bank index.  The Company believes that while total shareholder return is a most important criteria of corporate performance, it is subject to the vagaries of the market.  In addition to the creation of shareholder value, the Company's executive compensation program is based on operating and strategic results.

                                            Cumulative Total Return

                                    12/92  12/93  12/94  12/95  12/96  12/97

        Bath National Bank   XBTHN  100.00 132.91 170.71 213.44 271.18 310.23

        RUSSELL 2000         IR20   100.00 118.83 116.66 149.79 174.50 213.65

        NASDAQ BANK          INAB   100.00 114.04 113.63 169.22 223.41 377.44



        The Bank has extended credit to directors and officers of both the

        Company and the Bank since the Company and Bank commenced business.

        In the opinion of management, these loans were made in the ordinary course of business and were made on substantially the same terms,

        including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

        Mr. Robert H. Cole, Director of the Company and the Bank, is a member of the law firm Cole, Latham and Joint, P.C.  The Company and the

        Bank paid a total of $84,325 to Cole, Latham and Joint, P.C. for legal services rendered during 1997.



                                 INDEPENDENT AUDITORS

        The Board of Directors has recommended that Urbach Kahn & Werlin PC be appointed as independent auditors of the Company for 1998.  A representative of that firm will be present at the meeting with the opportunity to make a statement and will be available to respond to appropriate questions.



                              PROPOSALS OF SHAREHOLDERS

        In order to be eligible for inclusion in the Company's proxy statement and form of proxy for next year's Annual Meeting,

        shareholder proposals that action be taken at the meeting must be received at the Company's principal executive offices by

        December 1, 1998.

                                    OTHER MATTERS

        The Board of Directors of the Company knows of no other matters to be presented at the meeting.  However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

        The cost of solicitation of proxies will be borne by the Company.  In addition to solicitation by mail, some officers and regular employees of the Company may, without extra compensation, solicit proxies personally or by telephone or telegraph and the Company will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners and will reimburse their expenses.

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of

        Common Stock of the Company.  To the Company's knowledge, based solely on review of copies of reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.



        SHAREHOLDERS MAY RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT ON

        FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT

        CHARGE ON REQUEST TO THE SECRETARY, BATH NATIONAL BANK, 44 LIBERTY

        STREET, BATH, NEW YORK 14810.

        March 31, 1998

                                   By Order of the Board of Directors





                                   Patricia H. Crippen

                                   Secretary-Board of Directors